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NEWS RELEASE                                                      [BEI LOGO]


Contact: Blair C. Jackson
         Vice President
         Corporate Communications
         (479) 201-5263

                      Beverly Enterprises Completes Merger
                             With Pearl Senior Care

FORT SMITH, Ark., March 14, 2006 -- Beverly Enterprises, Inc. ("BEI") (NYSE:
BEV) today announced the completion of the company's merger with Pearl Senior Care, an affiliate of Fillmore Capital Partners. As a result of the merger, each outstanding share of BEI common stock was cancelled and converted into the right to receive $12.50 per share in cash, without interest.

The Bank of New York, the paying agent for the merger, will mail to stockholders of record materials to be used to surrender share certificates for the merger consideration. Stockholders who held BEI shares in an account at a broker, commercial bank, trust company or similar institution will not need to take any action in order to exchange their shares for the merger consideration.

Also related to the merger closing, BEI announced that all conditions precedent to the previously announced redemption of its 7?% Senior Subordinated Notes due 2014 (the "Senior Notes") have been satisfied. As a result, the $215,000,000 principal amount of Senior Notes will be redeemed March 15, 2006 at a redemption price of $236,811,750.00, or approximately 1,101.45 per $1,000.00 principal amount of the Senior Notes, plus accrued interest of $4,232,812.50, for a total of $241,044,562.50.

Also as previously announced, BEI's 2.75% Convertible Subordinated Notes due 2033 (the "Convertible Notes") are no longer convertible into shares of BEI common stock, but remain convertible into the merger consideration. Holders submitting Convertible Notes for conversion into the merger consideration will receive approximately $1,677.40 per $1,000 principal amount of Convertible Notes. To convert interests in a global Convertible Note held through the Depository Trust Company ("DTC"), the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program, and to convert certificated Convertible Notes a holder must complete the conversion notice on the back of the

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Convertible Note and deliver the executed notice (or facsimile thereof) to the
Bank of New York, as Trustee and Conversion Agent for the Convertible Notes. In addition, if a holder requests that the consideration payable upon conversion of the Convertible Notes be issued in the name of or delivered to someone other than the holder, the holder must pay all applicable transfer taxes and duties, if any (in each case as more fully set forth in the indenture governing the Convertible Notes).

The Convertible Notes are currently convertible through and including March 31, 2006. Beginning on April 1, 2006, the Convertible Notes will cease to be convertible and there will be no further future conversion rights with respect to the Convertible Notes unless BEI elects to redeem the Convertible Notes, which cannot occur until November 5, 2010 at the earliest and which may never occur.

BEI, through its operating subsidiaries, is a leading provider of healthcare services to the elderly in the United States. BEI currently operates 342 skilled nursing facilities, as well as 18 assisted living centers, and 67 hospice and home care centers. Through Aegis Therapies, Inc., BEI also offers rehabilitative services on a contract basis to facilities operated by other care providers.

Fillmore Capital Partners, LLC is a private equity firm serving institutional investors and high net worth individuals with structured investments principally in the lodging and healthcare sectors.

Pearl Senior Care is an affiliate of Fillmore Capital Partners, organized specifically to effect the BEI transaction.


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